Exhibit 99.1
Contacts

Press Contact	Investor Relations
Bill Blanning	Chris Zegarelli
Vice President, Global Media Relations	Director, Investor Relations
949-926-5555	949-926-7567
blanning@broadcom.com	czegarel@broadcom.com
Preliminary Settlement Reached in Stock Options Derivative Lawsuit
Broadcom Corporation (Nasdaq: BRCM) today announced that the remaining defendants in the federal consolidated shareholder derivative action relating to the company’s historical stock option accounting practices have entered into a settlement. Federal shareholder derivative actions were filed in 2006 by certain named shareholder plaintiffs against each of the then members of Broadcom’s Board of Directors and certain current and former officers. The actions, which were later consolidated, sought recovery for the company’s benefit.
As previously disclosed, in August 2009 Broadcom, through its Special Litigation Committee, plaintiffs and certain of the defendants entered into a partial settlement in the federal derivative action. The partial settlement resolved all claims in the action, other than those against three individuals: Dr. Henry T. Nicholas, III, Broadcom’s former President and Chief Executive Officer and former Co-Chairman of the Board, William J. Ruehle, Broadcom’s former Chief Financial Officer, and Dr. Henry Samueli, Broadcom’s Chief Technical Officer and current nominee to the Board. The preliminary settlement announced today will resolve those remaining claims.
The settlement is subject to approval by the United States District Court for the Central District of California. If the settlement is given final approval by the Court, among other things:
•	Broadcom will receive payment from Dr. Nicholas of $26.6 million;

•	Mr. Ruehle will execute a Notice of Dismissal with Prejudice of an action filed by him against Broadcom, which seeks damages in excess of $26 million;

•	Broadcom will cancel unexercised Broadcom stock options held by Dr. Samueli of $24.3 million, which amount was determined for purposes of the settlement[1];

•	Dr. Samueli will contribute $2.3 million in cash to the Broadcom Foundation; and

•	Dr. Nicholas, Mr. Ruehle and Dr. Samueli will be dismissed with prejudice from the federal consolidated shareholder derivative litigation.
If the Court accepts the parties’ proposed schedule for approving the settlement, it is expected that a final approval hearing will occur before the end of the second quarter, ending June 30, 2011. In connection with the proposed settlement, Broadcom currently expects to report a one-time gain of approximately $50 million during the quarter in which Broadcom receives the cash payment from Dr. Nicholas and Dr. Samueli’s stock options are cancelled.1 Broadcom has agreed to pay plaintiffs’ counsel $25 million of the settlement proceeds for attorneys’ fees, expenses, and costs, subject to

[1]	The valuation of Dr. Samueli’s unexercised stock options for purposes of determining the impact to the Company’s statement of income will be determined at the time of Court approval using a Black-Scholes analysis, which would incorporate the closing price of the Company’s Class A common stock on the date of Court’s approval.

Court approval. In addition, upon final Court approval and receipt of the settlement consideration, Broadcom expects to contribute $25 million to the Broadcom Foundation. Accordingly, it is expected that the settlement will have a neutral effect on Broadcom’s consolidated statement of income in the quarter in which such settlement occurs.
“We are pleased to report that this long-running litigation is drawing to a close,” said Scott McGregor, Broadcom’s Chief Executive Officer. “At the same time we are gratified that we can devote a portion of this one-time gain to the Broadcom Foundation to further support STEM education programs and a range of community services.”
About Broadcom
Broadcom Corporation is a prominent technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom, one of the world’s largest fabless communications semiconductor companies, with 2010 revenue of $6.82 billion, holds more than 4,800 U.S. and 2,000 foreign patents, and has more than 7,800 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.
A FORTUNE 500® company, Broadcom is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.
Cautions Regarding Forward-Looking Statements:
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to court approval and timing of the preliminary settlement of the derivative actions the expected amount of the gain from the settlement, and Broadcom’s intended contribution to the Broadcom Foundation. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.
Important risk factors that may cause such a difference for Broadcom, include, but are not limited to, attaining final court approval of the settlement and the closing price of the Company’s Class A common stock on the date of Court’s approval.
Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.
Broadcom®, the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States. Any other trademarks or trade names mentioned are the property of their respective owners.
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